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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statements (Nos. 33-22205, 33-22206, 33-80310, 333-17467 and 333-46367) on
Form S-8 of Peoples Heritage Financial Group, Inc. (the "Company") and the Registration Statement on Form S-3 (No. 333-34931) of the Company of our report, dated July 3, 1998, relating to the supplemental consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows, for each of the years in the three-year period ended December 31, 1997, which report appears in the Current Report on Form 8-K of the Company dated
July 21, 1998.



                                                  /s/ KPMG Peat Marwick LLP




Boston, Massachusetts
July 13, 1998